Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPRESSCO PARTNERS, L.P.
ANNOUNCES FIRST QUARTER 2012 RESULTS

Oklahoma City, Oklahoma (May 7, 2012) – Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced first quarter 2012 consolidated results. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2012 were $6.3 million, with net income of $2.8 million. This compares to EBITDA and net income of $6.4 million and $0.3 million, respectively, during the prior year period. Distributable cash flow for the quarter ended March 31, 2012 was $6.0 million, or $0.3767 per unit (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Compressco Partners closed its initial public offering on June 20, 2011. Consolidated results reported in this release for the periods prior to the closing date of the Partnership’s initial public offering include the results of the Partnership’s predecessor entity. The Partnership’s predecessor entity consisted of Compressco, Inc. and its subsidiaries and certain assets, liabilities and operations of certain other subsidiaries of TETRA Technologies, Inc. conducting business in Latin America.

Consolidated revenues for the quarter ended March 31, 2012 were $22.5 million versus $21.9 million in the first quarter of 2011. Income before tax for the quarter ended March 31, 2012 was $3.3 million versus $0.5 million in the first quarter of 2011.

Results of operations for the first quarter of 2012 reflect increased compression services revenue partially offset by decreased revenue from sales of compressors and parts. Although the Partnership expects to sell compressor units in its normal course of business, a large portion of the compressor unit sales during the first quarter of 2011 were for customized packages sold to specific customers pursuant to large purchase programs.

The number of compressor units providing services on customer sites increased over the prior year period as the Partnership utilized an average of 2,909 compressor units to provide services during the three months ended March 31, 2012, compared to an average of 2,732 compressor units utilized during the three months ended March 31, 2011. Cost of compression and other services as a percentage of service revenue increased slightly during the first quarter of 2012 compared to the prior year period. Compressco Partners’ administrative expenses for the current period were $1.3 million higher than the first quarter of 2011, reflecting increased professional fees and administrative staff expenses as a result of Compressco Partners being a separate public limited partnership. In addition, the Partnership had increased other income in the first quarter of 2012, primarily generated by positive net foreign currency exchange transaction gains in Mexico and Canada. Use of cash during the three months ended March 31, 2012 included a $4.0 million increase in working capital, cash distributions to unit holders of $6.2 million, and $7.7 million of capital expenditures primarily related to international fleet increases and upgrades of domestic units for unconventional applications such as vapor recovery. At March 31, 2012, Compressco Partners had cash on hand of $6.0 million and $17.0 million available under its credit facility, where no borrowings were outstanding.

Unaudited financial data for the first quarter of 2012 compared to the prior year period is available in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “With the current depressed U.S. natural gas prices, we continue to focus on unconventional applications and our strategy of international expansion. Our investment to upgrade, build and redeploy assets into our Latin American and other international markets during the quarter is consistent with our stated strategy. In addition, we continue to concentrate our efforts on applications for associated gas from liquids production, vapor recovery and electrically driven services in the domestic market utilizing the GasJack® and V-Jack™ platforms. Our engineering and manufacturing groups are working to provide solutions to the cost challenges we have faced over the past few quarters. Further, we have increased the scope of our strategic sourcing process and made headcount reductions in field service fleet coverage to help drive cost reduction efforts.”

Compressco Partners will host a conference call to discuss first quarter 2012 results today, May 7, 2012, at 10:30 am ET. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through Compressco Partners website at www.compressco.com.

On April 20, 2012, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the first quarter of 2012 of $0.3875 per outstanding unit, payable on May 15, 2012 to unitholders of record as of the close of business on May 1, 2012. This distribution equates to a distribution of $1.55 per outstanding unit on an annualized basis.

Compressco Partners is a provider of wellhead compression-based production enhancement services to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States. Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2012, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners’ beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in Compressco Partners’ Annual Report on Form 10-K for the year ended December 31, 2011, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The following financial data for the three month period ended March 31, 2012 includes results of Compressco Partners. The financial data for the three month period ended March 31, 2011 includes results of Compressco Partners’ predecessor.

	Three Months Ended
	March 31,
	2012	2011
	(In Thousands)
Revenues
Compression and other services	$21,369	$19,394
Sales of compressors and parts	1,162	2,490
Total revenues	22,531	21,884

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	11,191	10,277
Cost of compressors and parts sales	608	1,809
Total cost of revenues	11,799	12,086

Selling, general and administrative expense	4,589	3,299
Depreciation and amortization	3,089	3,179
Interest (income) expense, net	(12)	2,723
Other expense, net	(190)	89
Income before tax provision	3,256	508
Provision for income taxes	489	218
Net income	$2,767	$290

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA,  distributable cash flow and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership’s management to: assess the Partnership’s ability to generate available cash sufficient to make distributions to the Partnership’s unitholders and general partner; evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis; measure operating performance and return on capital as compared to those of other companies in the production enhancement business; and, determine the Partnership’s ability to incur and service debt and fund capital expenditures. The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership’s management as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of its general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense and maintenance capital expenditures, plus the non-cash cost of compressors sold and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between The Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable on all outstanding common and subordinated units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision making process.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership’s partnership agreement.

The following table reconciles net income to EBITDA for the three month period ended March 31, 2012 and March 31, 2011:

	Three Months Ended
	March 31,
	2012	2011
	(In Thousands)
Net income	$2,767	$290
Provision for income taxes	489	218
Depreciation and amortization	3,089	3,179
Interest (income) expense, net	(12)	2,723
EBITDA	$6,333	$6,410

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three month period ended March 31, 2012:

	Three Months Ended
	March 31, 2012
	(In Thousands)
Net income	$2,767
Provision for income taxes	489
Depreciation and amortization	3,089
Interest (income) expense	(12)
EBITDA	6,333
Less:
Current income tax expense	(522)
Maintenance capital expenditures	(141)
Plus:
Non-cash cost of compressors sold	11
Equity compensation	272
Interest income (expense)	12
Distributable cash flow	$5,965

Cash Distribution Attributable to Quarter	$6,135

Distribution Coverage Ratio	0.97	X

Contact:

Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com